Exhibit 99.1

Boot Barn Holdings, Inc. Announces Fourth Quarter and Fiscal Year 2018 Financial Results

Fourth Quarter and Fiscal Year 2018 Results Exceed Guidance

Appointment of Anne MacDonald to Board of Directors

IRVINE, Calif.--(BUSINESS WIRE)--May 15, 2018--Boot Barn Holdings, Inc. (NYSE: BOOT) today announced its financial results for the fourth quarter and fiscal year ended March 31, 2018.

For the 13-week fourth quarter ended March 31, 2018:

  Net sales increased to $170.8 million, driven by a 12.1% increase in same store sales, with double-digit same store sales growth in both retail stores and online. This compares to $163.0 million in the prior-year period, which was a 14-week quarter.
  Net income was $6.9 million, or $0.24 per diluted share, compared to net income of $2.6 million, or $0.10 per diluted share (and compared to adjusted net income of $3.3 million, or $0.12 per diluted share) in the prior-year period, which was a 14-week quarter.

For the 52-week fiscal year ended March 31, 2018:

  Net sales increased 7.6% to $677.9 million, compared to $629.8 million in the prior year, which was a 53-week year.
  Same store sales increased 5.2%.
  Net income was $28.9 million, or $1.05 per diluted share, compared to net income of $14.2 million, or $0.53 per diluted share (and compared to adjusted net income of $14.9 million, or $0.55 per diluted share) in the prior-year, which was a 53-week year.
  Added 9 stores through new openings and acquisitions and closed two underperforming stores, bringing the total count at fiscal year-end to 226 stores.

Note: Adjusted net income is a non-GAAP measure. An explanation of the computation of this measure and a reconciliation to GAAP net income is included below. See also "Non-GAAP Financial Measures."

The Company announced that Anne MacDonald, an experienced branding and marketing executive, has been appointed to its Board of Directors. Ms. MacDonald will replace Fred Simmons, who has resigned from the Board.

Over the course of her career, Ms. MacDonald has served as Chief Marketing Officer for several global companies including Macy’s, Citigroup, and Travelers Insurance. In addition to her executive experience, Ms. MacDonald has had extensive agency experience advising iconic brands including, Procter & Gamble, AT&T and Pizza Hut. Presently she works as a strategic advisor to several clients through her own firm.

Jim Conroy, Chief Executive Officer, commented, “We are very pleased with the top-line momentum our business experienced across most of the country both in store and online during the fourth quarter. Our investments in merchandising, marketing and omni-channel fueled double-digit gains in retail comparable sales and helped return our e-commerce business to double-digit growth as well. Importantly, we held true to our full-price selling model, which combined with a meaningful increase in our exclusive brand penetration, yielded a 90 basis point improvement in merchandise margin. Our strong sales and margin performance enabled us to exceed our earnings guidance for the quarter and further solidify our industry leading position.”

Mr. Conroy continued, “I am equally excited about the business in April and May as our double-digit same store sales growth has continued. We are looking forward to fiscal 2019 and the opportunities we have to drive profitable growth, re-accelerate store expansion, build out our multi-brand e-commerce strategy, and further develop our exclusive brands.”

Regarding the change in the Board of Directors, Jim Conroy commented, “I am excited to welcome Anne MacDonald to the Board of Directors. She brings a world-class marketing background that will enhance our ability to develop both the Boot Barn brand and each of our exclusive brands. Anne’s combination of company and agency experience will further enhance the composition of our Board as we continue to grow the Boot Barn business across the country. I also want to take this opportunity to thank Fred Simmons for his contributions since December 2011. Fred’s guidance and strategic counsel have helped lead the growth of Boot Barn into a national lifestyle brand with revenue growing 300% during his tenure. On a personal note, Fred has been inspiring, motivational and uplifting to me and the entire management team.”

Operating Results for the Fourth Quarter Ended March 31, 2018

  Net sales increased to $170.8 million in the fourth quarter of fiscal year 2018 (13 weeks), from $163.0 million in the fourth quarter of fiscal year 2017 (14 weeks). Net sales increased due to a 12.1% increase in same store sales, the sales contribution from 9 stores added over the past twelve months, and sales from the Country Outfitter site that was acquired in February 2017. Sales growth was partially offset by sales from the 14th week in the prior-year period.
  Gross profit was $52.9 million, or 31.0% of net sales, in the fourth quarter of fiscal year 2018, compared to gross profit of $49.3 million, or 30.3% of net sales, in the prior-year period. Gross profit increased primarily due to increased sales and an increase in merchandise margin rate. Gross profit rate increased primarily as a result of a 90 basis point increase in merchandise margin rate partially offset by a 20 basis point increase in buying and occupancy costs. The higher merchandise margin rate was driven by more full-price selling, fewer promotions, and increased exclusive brand penetration. The increase in buying and occupancy costs as a percentage of sales resulted from fixed costs deleveraging in a 13-week quarter in the current year compared to a 14-week quarter in the prior-year period.
  Selling, general and administrative expense was $41.6 million, or 24.4% of net sales, in the fourth quarter of fiscal year 2018 compared to $41.3 million, or 25.3% of net sales, in the prior-year period. Excluding $1.2 million of store impairment charges in the prior-year period, adjusted selling, general and administrative expense was $40.1 million, or 24.6% of net sales. Selling, general and administrative expenses increased primarily as a result of increased sales, compensation expense and additional costs for both new and acquired stores. Selling, general and administrative expenses as a percentage of sales decreased as a result of expense leverage on higher sales.
  Income from operations increased 39.9%, to $11.3 million, or 6.6% of net sales, in the fourth quarter of fiscal year 2018 (13 weeks), compared to $8.1 million, or 4.9% of net sales, in the prior-year period (14 weeks). Excluding the impact of the store impairment charges in the prior-year period, adjusted income from operations was $9.2 million, or 5.7% of net sales, in the fourth quarter of fiscal year 2017.
  Net income was $6.9 million, or $0.24 per diluted share, in the fourth quarter of fiscal year 2018 (13 weeks), compared to $2.6 million, or $0.10 per diluted share, in the prior-year period (14 weeks). Excluding the impact of the store impairment charges, adjusted net income was $3.3 million, or $0.12 per diluted share, in the fourth quarter of fiscal year 2017, which was a 14-week quarter. Net income per diluted share in the fourth quarter of fiscal 2018 includes approximately $0.06 per share of tax benefit related to stock option exercises and $0.02 per share related to improved tax rate, partially offset by $0.01 per share of secondary offering costs.

A reconciliation of adjusted selling, general and administrative expense, adjusted income from operations, adjusted net income and adjusted net income per diluted share, each a non-GAAP financial measure, to their most directly comparable GAAP financial measures is included in the accompanying financial data. See "Non-GAAP Financial Measures."

Operating Results for the Fiscal Year Ended March 31, 2018

  Net sales for fiscal year 2018 (52 weeks) increased to $677.9 million from $629.8 million in fiscal year 2017 (53 weeks). Net sales increased due to a 5.2% increase in same store sales, the sales contribution from 9 stores added over the past twelve months and sales from the Country Outfitter site that was acquired in February 2017. Sales growth was partially offset by sales from the 53rd week in the prior-year.
  Gross profit for fiscal year 2018 was $207.9 million, or 30.7% of net sales, compared to gross profit of $189.9 million, or 30.1% of net sales, in fiscal year 2017. Gross profit increased primarily due to increased sales. Gross profit rate increased as a result of a 50 basis point increase in merchandise margin rate.
  Selling, general and administrative expense for fiscal year 2018 was $161.7 million, or 23.8% of net sales, compared to $152.1 million, or 24.1% of net sales, in fiscal year 2017. Adjusted selling, general and administrative expense in fiscal year 2017 was $150.9 million, or 24.0% of net sales. Selling, general and administrative expenses increased as a result of additional costs associated with the opening of new and acquired stores over the last twelve months, compensation expense and incremental operating costs associated with the growth in the business. Selling, general and administrative expenses as a percentage of sales decreased as a result of expense leverage on higher sales.
  Income from operations for fiscal year 2018 (52 weeks) increased 22.3%, to $46.3 million, or 6.8% of net sales, compared to $37.8 million, or 6.0% of net sales, in fiscal year 2017 (53 weeks). Adjusted income from operations in fiscal year 2017 was $39.0 million, or 6.2% of net sales.
  Net income for fiscal year 2018 (52 weeks) was $28.9 million, or $1.05 per diluted share, compared to $14.2 million, or $0.53 per diluted share, in fiscal year 2017 (53 weeks). Adjusted net income in fiscal year 2017 was $14.9 million, or $0.55 per diluted share. Net income per diluted share in fiscal year 2018 includes approximately $0.25 per share of tax benefit from the revaluation of deferred tax liabilities, approximately $0.06 related to stock option exercises and $0.04 related to improved tax rate from tax reform.
  The Company added 9 stores through new openings and acquisitions and closed two underperforming stores, bringing the total count at year-end to 226 stores.

A reconciliation of adjusted selling, general and administrative expense, adjusted income from operations, adjusted net income and adjusted net income per diluted share, each a non-GAAP financial measure, to their most directly comparable GAAP financial measures is included in the accompanying financial data. See also "Non-GAAP Financial Measures."

Balance Sheet Highlights as of March 31, 2018

  Cash of $9.0 million.
  Average inventory per store increased 4.4% on a comp store basis compared to April 1, 2017.
  Total net debt of $204.2 million, including $21.0 million drawn under the revolving credit facility.

Fiscal Year 2019 Outlook

For the fiscal year ending March 30, 2019 the Company expects:

  To open 23 new stores.
  Same store sales growth of mid-single digits.
  Income from operations between $52.5 million and $56.5 million.
  Interest expense of $17.0 million to $18.0 million.
  Net income of $26.2 million to $29.2 million.
  Net income per diluted share of $0.92 to $1.02 based on 28.7 million weighted average diluted shares outstanding.

For the fiscal first quarter ending June 30, 2018 the Company expects:

  Same store sales growth of approximately 10%.
  Net income per diluted share of $0.10 to $0.12 based on 28.5 million weighted average diluted shares outstanding.

Conference Call Information

A conference call to discuss the financial results for the fourth quarter of fiscal year 2018 is scheduled for today, May 15, 2018, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (800) 289-0438. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until June 15, 2018, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 2347094. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 230 stores in 31 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Non-GAAP Financial Measures

The Company presents adjusted selling, general and administrative expense, adjusted income from operations, adjusted net income and adjusted net income per diluted share to help the Company describe its operating and financial performance. These financial measures are non-GAAP financial measures and should not be construed in isolation or as an alternative to actual selling, general and administrative expense, actual income from operations, actual net income and actual earnings per diluted share and other income or cash flow statement data (as presented in the Company’s consolidated financial statements in accordance with generally accepted accounting principles in the United States, or GAAP), or as a better indicator of operating performance or as a measure of liquidity. These non-GAAP financial measures, as defined by the Company, may not be comparable to similar non-GAAP financial measures presented by other companies. The Company’s management believes that these non-GAAP financial measures provide investors with transparency and help illustrate financial results by excluding items that may not be indicative of, or are unrelated to, the Company’s core operating results, thereby providing a better baseline for analyzing trends in the underlying business. See the table at the end of this press release for a reconciliation of adjusted selling, general and administrative expense to selling, general and administrative expense, adjusted income from operations to income from operations, adjusted net income to net income, and adjusted net income per diluted share to net income per diluted share.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "plan“, "intend", "believe", “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences and the Company’s ability to effectively execute on its growth strategy; the failure to maintain and enhance its strong brand image; to compete effectively; to maintain good relationships with its key suppliers; and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Boot Barn Holdings, Inc. Consolidated Balance Sheets (In thousands, except per share data) (Unaudited)

	March 31,	April 1,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$9,016	$8,035
Accounts receivable, net	4,389	4,354
Inventories	211,472	189,096
Prepaid expenses and other current assets	16,250	22,818
Total current assets	241,127	224,303
Property and equipment, net	89,208	82,711
Goodwill	193,095	193,095
Intangible assets, net	63,383	64,511
Other assets	1,128	961
Total assets	$587,941	$565,581
Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$21,006	$33,274
Accounts payable	89,958	77,482
Accrued expenses and other current liabilities	40,034	35,983
Current portion of notes payable, net	—	1,062
Total current liabilities	150,998	147,801
Deferred taxes	13,030	20,961
Long-term portion of notes payable, net	183,200	191,517
Capital lease obligation	7,303	7,825
Other liabilities	18,804	17,568
Total liabilities	373,335	385,672

Stockholders’ equity:

Common stock, $0.0001 par value; March 31, 2018 - 100,000 shares authorized, 27,331 shares issued; April 1, 2017 - 100,000 shares
authorized, 26,575 shares issued	3	3

Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	148,127	142,184
Retained earnings	66,670	37,791
Less: Common stock held in treasury, at cost, 31 and 14 shares at
March 31, 2018 and April 1, 2017, respectively	(194)	(69)
Total stockholders’ equity	214,606	179,909
Total liabilities and stockholders’ equity	$587,941	$565,581

Boot Barn Holdings, Inc. Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Thirteen	Fourteen	Fifty-Two	Fifty-Three
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	March 31, 2018	April 1, 2017	March 31, 2018	April 1, 2017

Net sales	$170,766	$163,003	$677,949	$629,816
Cost of goods sold	117,870	113,675	470,034	439,930
Gross profit	52,896	49,328	207,915	189,886
Selling, general and administrative expenses	41,614	41,265	161,660	152,068
Income from operations	11,282	8,063	46,255	37,818
Interest expense, net	3,808	3,851	15,076	14,699
Income before income taxes	7,474	4,212	31,179	23,119
Income tax expense	619	1,624	2,300	8,922
Net income	$6,855	$2,588	$28,879	$14,197

Earnings per share:
Basic shares	$0.25	$0.10	$1.08	$0.54
Diluted shares	$0.24	$0.10	$1.05	$0.53
Weighted average shares outstanding:
Basic shares	27,134	26,535	26,744	26,459
Diluted shares	28,245	27,068	27,528	26,939

Boot Barn Holdings, Inc. Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	Fiscal Year Ended
	March 31,	April 1,	March 26,
	2018	2017	2016
Cash flows from operating activities
Net income	$28,879	$14,197	$9,868
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16,000	14,555	11,480
Stock-based compensation	2,248	3,023	2,881
Excess tax benefit	—	—	(3,621)
Amortization of intangible assets	1,128	2,155	2,536
Amortization and write-off of debt issuance fees and debt discount	1,199	1,145	2,274
Loss on disposal of property and equipment	252	367	463
Hurricane-related asset write-off	2,357	—	—
Store impairment charge	83	1,164	—
Accretion of above market leases	(2)	(36)	(72)
Deferred taxes	1,860	6,175	981
Amortization of inventory fair value adjustment	—	—	(500)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(35)	(223)	1,524
Inventories	(24,598)	(12,761)	(16,087)
Prepaid expenses and other current assets	(3,281)	(3,805)	7,543
Other assets	(167)	5	(2,713)
Accounts payable	13,062	10,501	6,835
Accrued expenses and other current liabilities	3,977	(483)	5,068
Other liabilities	1,238	5,172	4,469
Net cash provided by operating activities	$44,200	$41,151	$32,929
Cash flows from investing activities
Purchases of property and equipment	$(24,418)	$(22,293)	$(36,127)
Hurricane-related insurance recoveries for property and equipment	865	—	—
Acquisition of business or assets, net of cash acquired	—	(1,305)	(146,541)
Net cash used in investing activities	$(23,553)	$(23,598)	$(182,668)
Cash flows from financing activities
Borrowings/(payments) on line of credit - net	$(12,268)	$(15,541)	$32,615
Proceeds from loan borrowings	—	—	200,938
Repayments on debt and capital lease obligations	(10,448)	(2,378)	(77,899)
Debt issuance fees	(520)	—	(6,487)
Tax withholding payments for net share settlement	(125)	(69)	—
Excess tax benefits from stock options	—	—	3,621
Proceeds from the exercise of stock options	3,695	1,275	2,698
Net cash (used in)/provided by financing activities	$(19,666)	$(16,713)	$155,486

Net increase in cash and cash equivalents	981	840	5,747
Cash and cash equivalents, beginning of period	8,035	7,195	1,448
Cash and cash equivalents, end of period	$9,016	$8,035	$7,195

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$614	$4,192	$3,296
Cash paid for interest	$13,743	$13,646	$10,333
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$1,315	$2,421	$1,992
Equipment acquired through capital lease	$—	$—	$38

Boot Barn Holdings, Inc.

Supplemental Information - Consolidated Statements of Operations
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

The tables below reconcile the non-GAAP financial measures of adjusted selling, general and administrative expense, adjusted income from operations, adjusted net income, and adjusted net income per diluted share, to the most directly comparable GAAP financial measures of selling, general and administrative expense, income from operations, net income, and net income per diluted share.

	Thirteen	Fourteen	Fifty-Two	Fifty-Three
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	March 31,	April 1,	March 31,	April 1,
	2018	2017	2018	2017

Reconciliation of GAAP selling, general and administrative expense to adjusted selling, general and administrative expense
Selling, general and administrative expense, as reported	$41,614	$41,265	$161,660	$152,068
Store impairment charge (a)	—	1,164	—	1,164
Adjusted selling, general and administrative expense	$41,614	$40,101	$161,660	$150,904

Reconciliation of GAAP income from operations to adjusted income from operations
Income from operations, as reported	$11,282	$8,063	$46,255	$37,818
Store impairment charge (a)	—	1,164	—	1,164
Adjusted income from operations	$11,282	$9,227	$46,255	$38,982

Reconciliation of GAAP net income to adjusted net income
Net income, as reported	$6,855	$2,588	$28,879	$14,197
Store impairment charge (a)	—	1,164	—	1,164
Provision for income taxes, as reported	—	1,624	—	8,922
Adjusted provision for income taxes (b)	—	(2,073)	—	(9,371)
Adjusted net income	$6,855	$3,303	$28,879	$14,912

Reconciliation of GAAP net income per diluted share to adjusted net income per diluted share
Net income per diluted share, as reported	$0.24	$0.10	$1.05	$0.53
Adjustments for store impairment charge and related tax impact	—	0.02	—	0.02
Adjusted net income per diluted share	$0.24	$0.12	$1.05	$0.55

Weighted average diluted shares outstanding, as reported	28,245	27,068	27,528	26,939
(a)	Represents the store impairment charge recorded at three stores in order to reduce the carrying amount of the assets to their estimated fair values.
(b)	The provision for income taxes uses an effective tax rate of 38.6% for both the fourteen-week and fifty-three week period ended April 1, 2017, and applies it to the non-GAAP income before taxes.

Boot Barn Holdings, Inc. Store Count

	Fiscal Year Ended	Fiscal Year Ended	Fiscal Year Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	March 28,	March 26,	April 1,	July 1,	September 30,	December 30,	March 31,
	2015	2016	2017	2017	2017	2017	2018
Store Count (BOP)	152	169	208	219	220	222	226
Opened/Acquired	18	47	12	1	4	4	—
Relocated	—	—	—	—	—	—	—
Closed Boot Barn Stores	(1)	(2)	(1)	—	(2)	—	—
Closed Sheplers Stores	—	(6)	—	—	—	—	—
Store Count (EOP)	169	208	219	220	222	226	226

Adjusted EBITDA Reconciliation (In thousands) (Unaudited)

	Thirteen Weeks Ended				Fourteen Weeks Ended
	March 31,	December 30,	September 30,	July 1,	April 1,
	2018	2017	2017	2017	2017
Boot Barn's Net income	$6,855	$20,149	$1,098	$777	$2,588
Income tax expense	619	425	751	506	1,624
Interest expense, net	3,808	3,821	3,789	3,658	3,851
Depreciation and intangible asset amortization	4,610	4,263	4,142	4,113	4,407
Boot Barn's EBITDA	$15,892	$28,658	$9,780	$9,054	$12,470

Non-cash stock-based compensation (a)	$398	$597	$678	$575	$763
Non-cash accrual for future award redemptions (b)	(120)	47	(162)	5	(489)
Loss on disposal of assets (c)	179	12	47	14	204
Store impairment charge (d)	83	-	-	-	1,164
Secondary offering costs (e)	294	-	-	-	-
Boot Barn's Adjusted EBITDA	$16,726	$29,314	$10,343	$9,648	$14,112

Additional adjustments (f)	546	862	418	628	156
Consolidated EBITDA per Loan Agreements	$17,272	$30,176	$10,761	$10,276	$14,268
_________________________________
(a)	Represents non-cash compensation expenses related to stock options, restricted stock awards and restricted stock units granted to certain of our employees and directors.
(b)	Represents the non-cash accrual for future award redemptions in connection with our customer loyalty program.
(c)	Represents loss on disposal of assets from store closures.
(d)	Represents store impairment charges recorded in order to reduce the carrying amount of the assets to their estimated fair values.
(e)	Represents professional fees and expenses incurred in connection with the January 2018 secondary offering.
(f)

Adjustments to Boot Barn's Adjusted EBITDA as provided in the 2015 Golub Term Loan and June 2015 Wells Fargo Revolver include pre-opening costs, franchise and state taxes, and other miscellaneous adjustments.

CONTACT:
Investors:
ICR, Inc.
Brendon Frey, 203-682-8216
BootBarnIR@icrinc.com
or
Media:
Boot Barn Holdings, Inc.
Jim Watkins, 949-453-4428
Vice President, Investor Relations
BootBarnIRMedia@bootbarn.com